                      AMENDMENT TO ASSET PURCHASE AGREEMENT

     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is made and entered into on September 18, 2003 by and between NONLINEAR MEDICINE, INC., a
Delaware corporation ("Purchaser"), and ENHANCED CARDIOLOGY, INC., a Texas
corporation ("Seller").

                                    RECITALS:

     WHEREAS, the parties hereto entered into an Asset Purchase Agreement (the
"Agreement") dated May 29, 2003, a copy of which is attached hereto as Exhibit
"A"; and

     WHEREAS, the parties hereto now wish to amend certain terms and conditions of the Agreement and to document such amendments in this Amendment; and

     WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

     NOW, THEREFORE, in consideration of the various mutual agreements, representations, warranties, acknowledgments and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, each of the parties hereto, intending to be legally bound, hereby represents, warrants, covenants, acknowledges and agrees as follows:

                                   AGREEMENT:

          1. Section 2.1 of the Agreement is hereby deleted in its entirety, and the following Section 2.1 is hereby inserted in its place: "Purchase Price." The total purchase price (the "Purchase Price") for the Assets is One Hundred
Seventy Five Thousand Dollars ($175,000.00). Seller acknowledges and agrees that
(a) Purchaser has already paid $50,000.00 of the total Purchase Price to the
Seller, and (b) the remaining amount of the Purchase Price to be paid to Seller is $125,000.00. This remaining amount of the Purchase Price shall be paid by
Purchaser to Seller at the Closing (as defined herein).

          2. The following language is hereby added to the end of Section 3.7 of the Agreement: "The Seller does not own or have any other rights of any kind in any intellectual property or other assets that are in any way related to or required or used in, by or in connection with any of the Assets that is not being sold to the Purchaser hereunder. The inventorship for the two patents as listed on Exhibit "A" hereto and the assignments of those two patents as listed on Exhibit "A" hereto is correct and complete." All other provisions of Section
3.7 shall remain in full force and effect.

          3. All of the other terms and conditions of the Agreement shall remain in full force and effect and shall not be changed or amended by this Amendment.

          4. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to its conflict of law rules.

          5. This Amendment may be executed in counterparts, both of which together shall constitute one instrument.

          6. All of the Recitals stated at the beginning of this Amendment and
Exhibit "A" to this Amendment are hereby incorporated by reference into and made a part of this Amendment, each with the full power and effect as each of them would have if it was a provision of this Amendment.

          7. A facsimile of this Amendment or any counterpart of this Amendment, including a facsimile signature, shall be as effective as an original.

          8. Each party hereto has all necessary power and authority to execute and perform this Amendment and the various obligations contained in this
Amendment. Each party hereto has obtained all authorizations and consents as required to execute this Amendment and to perform all obligations contained in this Amendment. This Amendment constitutes the legal, valid, binding and enforceable agreement of each party hereto, and does not conflict with any law or agreement to which any party is subject.

          9. Any action, claim or other proceeding that arises out of or in connection with this Amendment shall be brought in the applicable Federal or state court located in Palm Beach County, Florida, and each party hereto hereby irrevocably waives any objection that it may have to such selection of venue, including, without limitation, any objection based on an assertion that such selection of venue constitutes an inconvenient forum. The non-prevailing party in any action or proceeding which arises out of or in connection with this
Amendment shall be responsible for all expenses associated with any such action, claim or proceeding, including, without limitation, all attorneys' fees and associated expenses.

          10. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to its conflict of law rules.

          11. This Amendment (along with the Agreement as specifically amended by this Amendment) constitutes the entire agreement among the parties hereto regarding the matters dealt with herein, and it totally supersedes any other agreements or understandings, whether oral or written, between the parties hereto regarding any of the matters discussed herein.

          12. Each of the parties hereto shall promptly perform all actions and execute all documents reasonably required or desired by the other party hereto in order to effectuate the intent of this Amendment.

          13. The right to assign this Amendment and the rights and obligations of either party hereto shall be identical to the assignment rights contained in the Agreement. This Amendment and the parties' rights hereunder shall be binding upon and inure to the benefit of and be enforceable by all parties hereto, their respective legal representatives, successors and permitted assigns.

          14. This Amendment may not be terminated, modified, or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by

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all of the parties hereto. Any notices required or desired under this Amendment shall be given pursuant to the procedures contain in the Agreement.

          15. Any waiver of a breach of any of the provisions of this Amendment must be in writing and signed by all parties hereto and shall not be deemed a waiver of any other provision of this Amendment.

     IN WITNESS WHEREOF, the parties hereto or their duly authorized representatives have executed this Amendment to Asset Purchase Agreement on the date first above written.

                                        NONLINEAR MEDICINE, INC.

                                        By: /s/ David H. Fater
                                            ------------------------------------
                                            David H. Fater,
                                            President

                                        ENHANCED CARDIOLOGY, INC.

                                        By: /s/ Michael R. Greer
                                            ------------------------------------
                                            Michael R. Greer
                                            Chairman, Pres.

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                                   EXHIBIT "A"

                   ASSET PURCHASE AGREEMENT DATED MAY 29, 2003

                       (AS SIGNED BY THE PARTIES THERETO)

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